EX-99.d.3

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

March 28, 2012

Delaware Group Global and International Funds
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the "Manager"), agrees that in order to improve the performance of the series of Delaware Group Global and International Funds set forth below (each a “Fund” and collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 fees, taxes, interest, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “non-routine expenses”)) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (excluding any 12b-1 fees, taxes, interest, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses) exceed the percentages set forth below for the period March 29, 2012 through March 29, 2013. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board and the Manager.

Fund	Expense Cap
Delaware Focus Global Growth Fund	1.30%
Delaware Global Value Fund	1.30%
Delaware International Value Equity Fund	1.21%
Delaware Macquarie Global Infrastructure Fund	1.20%

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:		/s/ Philip N. Russo
	Name:	Philip N. Russo
	Title:	Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Global and International Funds

By:		/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	March 28, 2012